Exhibit 99.1

Contact:	NEWS RELEASE Barry Sievert Senior Director, Investor Relations (214) 303-3437

DEAN FOODS REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

2009 Full Year Diluted Earnings per Share Up 15%, Adjusted Diluted Earnings per Share Up 22%

2009 Cash from Continuing Operations Reaches $659 million, Free Cash Flow Reaches $391 million

Fourth Quarter Diluted Earnings per Share of $0.27, Adjusted Diluted Earnings per Share of $0.31

Retailer and Competitive Pressures and Rising Commodities Impact Fourth Quarter Results

Company Expects 2010 Adjusted Diluted Earnings of Between $1.54 and $1.64 per Share

DALLAS, February 10, 2010 – Dean Foods Company (NYSE: DF) today announced that the Company earned $1.38 per diluted share for the full year 2009, as compared to $1.20 per diluted share for the full year 2008. On an adjusted basis (as defined below), the Company earned $1.59 per diluted share for the full year 2009, an increase of 22% over $1.30 for the full year 2008.

For the fourth quarter 2009, the Company earned $0.27 per diluted share, as compared to fourth quarter 2008 earnings of $0.42 per diluted share. On an adjusted basis, fourth quarter diluted earnings per share were $0.31, compared to the $0.46 per diluted share earned in the prior year’s fourth quarter.

“The fourth quarter was a challenging finish to an otherwise highly successful year for Dean Foods,” said Gregg Engles, Chairman and CEO. “2009 operating profits, in total, and for each of our business segments, were the highest in our history. Full year adjusted operating income grew 10% in 2009, on top of the 7% growth we reported in 2008. Moreover, we built the necessary capability to transform our business, and our initiatives to reduce cost took hold. We delivered over $75 million in cost savings in the first year of our $300 million cost reduction program. Additionally, we strategically built our portfolio, adding Alpro to become the clear global soy leader, and Heartland and Foremost Farms to strengthen our core fluid milk franchise.

“However, while our 2009 results demonstrate a strong step forward for the business, our fourth quarter performance was below our expectations. As the year came to a close, several of our businesses fell short of expectations. At Fresh Dairy Direct, retailer and competitive pressures that had been apparent through much of the year became significantly more pronounced in the second half of the fourth quarter, and were exacerbated by sharply rising commodities. Morningstar profits were challenged by volume softness, steep commodity inflation and a charge incurred to renegotiate a distributor contract. At WhiteWave, we significantly stepped up advertising and marketing to support our brands and invest behind very strong performance from new innovation in our creamer business.”

Net income attributable to Dean Foods totaled $240 million for the full year 2009, compared with $184 million in the previous year. On an adjusted basis, net income for the full year 2009 totaled $276 million, compared to $199 million in 2008.

For the fourth quarter of 2009, net income attributable to Dean Foods totaled $50 million, compared with $66 million in the prior year’s fourth quarter. Adjusted net income from for the fourth quarter was $58 million, compared to adjusted net income of $71 million in the fourth quarter of 2008.

CONSOLIDATED NET SALES

Net sales for the twelve months ended December 31, 2009 totaled $11.2 billion, compared to $12.5 billion for the same period last year, due to the pass-through of lower overall dairy commodity costs, offset by higher volumes at Fresh Dairy Direct and increased sales at WhiteWave-Morningstar.

Net sales for the fourth quarter totaled $3.0 billion, compared to $3.1 billion of net sales in the fourth quarter of 2008. Net sales decreased in the quarter due to the pass-through of lower overall dairy commodity costs that were partially offset by acquisition-aided growth at Fresh Dairy Direct and WhiteWave-Morningstar.

CONSOLIDATED OPERATING INCOME

For the full year 2009, consolidated operating income totaled $622 million, compared to $609 million for 2008. On an adjusted basis, full year 2009 consolidated operating income totaled $693 million, compared to $631 million for the 2008 reporting period. The increase in adjusted consolidated operating income in the year was driven by strong full year operating profit growth at Fresh Dairy Direct and WhiteWave-Morningstar, offset by growth in corporate expense related to the development of foundational capabilities to support the Company’s transformation initiatives, as well as higher legal, incentive compensation, and pension expense.

Consolidated operating income in the fourth quarter totaled $136 million, compared to $184 million in the fourth quarter of 2008. Adjusted fourth quarter consolidated operating income totaled $151 million, compared to $190 million in the fourth quarter of 2008. The decline in fourth quarter consolidated operating income is due to lower operating income at Fresh Dairy Direct and WhiteWave-Morningstar and higher corporate expense.

Summary of Dean Foods Fourth Quarter and Full Year 2009 Operating Results

	Q4 09 $ millions (except EPS)	Y/Y Change	FY2009 $ millions (except EPS)	Y/Y Change
Consolidated Adjusted Operating Income:	$151	-21%	$693	+10%

Interest Expense:	$59	-20%	$246	-20%

Consolidated Adjusted Net Income	$58	-19%	$276	+38%

Adjusted Diluted Earnings per Share:	$0.31	-33%	$1.59	+22%

FRESH DAIRY DIRECT

Total year fluid milk volumes at Fresh Dairy Direct increased 2.7% in 2009, including the benefit of acquisitions. This strong volume growth was offset by the pass-through of lower overall commodity costs to result in Fresh Dairy Direct net sales that declined 14% to $8.5 billion for 2009 from $9.8 billion in 2008. The Class I Mover, which is an indicator of the Company’s raw milk costs, averaged $11.48 per hundred-weight for the year, down materially from the $18.00 average price in 2008. Full year Fresh Dairy Direct operating income was $642 million, 9% higher than the $591 million recorded in the previous year and the highest in the segment’s history.

Fourth Quarter and Full Year 2009 Fresh Dairy Direct Detail

	Q4 09 $ millions	Y/Y Change	FY2009 $ millions	Y/Y Change
Fluid Milk Volume	—	4.6%	—	2.7%

Operating Income	$146.5	-12%	$642.4	+9%

Fresh Dairy Direct fluid milk volumes increased by 4.6% in the fourth quarter, compared to the balance of the industry that experienced approximately 1.8% volume decline on a year over year basis, based on USDA data and company estimates. The strong volume growth in the quarter was offset by the pass-through of lower average commodity costs in the quarter resulting in Fresh Dairy Direct net sales of $2.2 billion, a 6% decrease from $2.4 billion in net sales for the fourth quarter of 2008. The fourth quarter average Class I Mover, was $13.07 per hundred-weight during the fourth quarter, 26% above the previous quarter, but 19% below the fourth quarter of 2008.

Fresh Dairy Direct operating income in the fourth quarter was $146 million, a decrease of 12% from the $166 million reported in the fourth quarter of 2008. Solid progress against the Company’s cost control initiatives and strong volume growth were more than offset in the quarter by increased pressure on margins driven by retailer pressure and heightened competitive activity, particularly in the second half of the fourth quarter, exacerbated by sharply rising dairy commodity prices and continued trade down to private label products. Additionally, increasing shrink costs related to rising dairy commodity costs and lower returns from excess cream sales also contributed to the decline in segment operating profits in the quarter.

WHITEWAVE – MORNINGSTAR

For the full year, WhiteWave-Morningstar net sales were $2.7 billion, a 2% increase over $2.65 billion in net sales for the full year 2008. Included in this result, WhiteWave and Alpro net sales increased 9% to $1.67 billion in 2009 from total net sales of $1.53 billion in 2008. The increase in WhiteWave and Alpro net sales was primarily driven by the benefits of the Alpro acquisition. Morningstar 2009 sales declined 9% to $1.0 billion from $1.1 billion in 2008, primarily as a result of the pass-through of lower overall commodity costs and a modest volume decline. For the full year 2009, commodity benefits at Morningstar, combined with solid pricing realization and strong operational leverage at WhiteWave, drove operating income for WhiteWave-Morningstar of $256 million, a 25% increase over 2008 full year operating income of $205 million.

Fourth Quarter and Full Year 2009 WhiteWave-Morningstar Detail

	Q4 09 $ millions	Y/Y Change	FY2009 $ millions	Y/Y Change
Net Sales
WhiteWave-Morningstar	$762	8%	$2,702	2%

Morningstar	$259	-10%	$1,025	-9%

WhiteWave/Alpro	$501	+19%	$1,672	+9%

Operating Income
WhiteWave-Morningstar	$61	-12%	$256	25%

For the fourth quarter of 2009, the WhiteWave-Morningstar segment reported net sales of $762 million, 8% higher than fourth quarter 2008 net sales of $708 million due primarily to the benefits of the Alpro acquisition. The WhiteWave and Alpro® branded portfolio increased sales 19% over the prior year fourth quarter to $501 million, as the benefits of the Alpro acquisition and strong sales growth in the WhiteWave creamer business offset a modest net sales decline in the balance of the portfolio. Net sales of Morningstar’s private label and foodservice cultured and creamer products decreased 10% from the fourth quarter of 2008 to $259 million due to the pass-through of lower dairy commodity costs and a modest volume decline.

Among the key brands at WhiteWave and Alpro, the creamers business, which includes both International Delight® and Land O’Lakes® creamers, increased sales in the mid-single digits on continued strength behind the International Delight innovation, particularly the CoffeeHouse Inspirations line of products. While the organic milk category remains sluggish, Horizon Organic® increased category share in the fourth quarter with essentially flat net sales. Silk® sales were essentially flat when adjusted for the exit of an unprofitable foodservice contract. Leveraging the strength of the Silk brand, WhiteWave recently introduced an exciting product extension into stores with Silk PureAlmond®. Alpro sales increased mid-single digits in the quarter on a constant currency basis as the business continues to lead the European soy market and drive geographic expansion and increased per capita consumption.

Segment operating income in the fourth quarter for WhiteWave-Morningstar was $61 million, a decrease of 12% from $69 million in the fourth quarter of 2008. Within this, WhiteWave continued to perform well, but fourth quarter financial results were impacted by the strategic decision to increase marketing support behind WhiteWave’s branded portfolio. Morningstar segment operating profits were impacted by volume softness, steep Class II butterfat commodity inflation, and a charge incurred to renegotiate a distributor contract. Class II butterfat, a primary input for Morningstar, averaged $1.44 per pound in the fourth quarter, 15% above the previous quarter. Alpro continued to perform in-line with management expectations, reporting a solid profit quarter.

Additionally, $4 million of the decline in operating income at WhiteWave-Morningstar in the quarter is related to a change in reporting for the Company’s Hero Joint Venture, which had previously been reported as part of the corporate and other reporting segment. For the full year 2009, the Hero JV reduced WhiteWave-Morningstar operating profit by $12.5 million.

CORPORATE EXPENSE

For the full year 2009, corporate expense totaled $234 million, compared to $165 million for the full year 2008. On an adjusted basis, which excludes closed deal costs, full year 2009 corporate expense totaled $206 million, compared to $165 million in the previous year. The increase in adjusted corporate expense reflects investments in information technology, supply chain, and research and development to support the Company’s strategic initiatives, as well as higher legal, incentive compensation, and pension expense. Fourth quarter 2009 corporate expense totaled $57 million, compared to $45 million in the fourth quarter of 2008.

CASH FLOW

Net cash provided by continuing operations for the twelve months ended December 31, 2009 totaled $659 million, compared to $719 million in 2008. Free cash flow provided by operations, which is defined as net cash provided by continuing operations less capital expenditures, totaled $391 million for the twelve months ended December 31, 2009, compared to $462 million in 2008. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided below.

Capital expenditures for the full year 2009 totaled $268 million, compared to $257 million in 2008.

Through the twelve months ended December 31, 2009, total debt outstanding decreased by $269 million. Total debt at December 31, 2009, net of $48 million in cash on hand, was approximately $4.2 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 4.16x as of the end of the fourth quarter. The Company continues to focus on reducing its overall leverage, and expects its leverage ratio to be below 4.0x by the end of 2010 and to be approaching its goal of 3.5x funded debt to EBITDA by mid-year 2011.

STRATEGIC INITIATIVES

The Company reported solid progress against its strategic initiatives in 2009, including the development of essential capabilities in the areas of information technology, supply chain management, and research and development that will support the transformation of the business going forward. Additionally, the Company enhanced its business portfolio through strategic acquisitions, including the acquisition of Alpro, the European leader in soy beverages and related products, which, when combined with Dean’s Silk brand in the U.S., makes Dean the clear global leader in soy. The Company also made solid progress against its $300 million cost reduction goal, with $75 million of cost reduction across distribution, manufacturing and procurement in the program’s first year. The Company is targeting 2010 cost savings of at least $90 million.

FORWARD OUTLOOK

“Looking ahead at our expectations for 2010, the first quarter presents a challenging overlap,” said Jack Callahan, Chief Financial Officer. “The first quarter of 2009 was the strongest overall performance in our Company’s history and benefitted from a lower share count before the equity offering in the second quarter of 2009. With this in mind, and reflecting the current market-driven challenges we face, we are forecasting first quarter adjusted diluted earnings to be between $0.25 and $0.30 per share. As we look at the balance of the year, however, the overlaps and commodity forecasts become much less daunting and we expect to be back to posting strong quarterly year over year growth by the back half of the year.

“For the full year, we are expecting adjusted diluted earnings per share to be between $1.54 and $1.64 inclusive of the effects of the higher number of shares outstanding related to the equity offering we completed in the second quarter of 2009.”

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s Fresh Dairy Direct business is the largest processor and distributor of milk and other dairy products in the country. The WhiteWave-Morningstar business produces and sells a variety of nationally branded soy, dairy and dairy-related products. Popular brands include: Silk® soymilk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O’LAKES® creamers. Additionally, the WhiteWave-Morningstar segment produces and sells private label cultured and extended shelf life dairy products through the Morningstar platform. Dean Foods’ business also includes Alpro®, the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items, closed or anticipated to close transaction-related costs, gains or losses on foreign exchange forward contracts or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies.

For the three and twelve months ended December 31, 2009 and 2008, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	In accordance with the change in generally accepted accounting principles, effective January 1, 2009 all transaction-related fees on acquisitions are expensed as incurred. The adjustment reflects the elimination of transaction-related fees on acquisitions that have closed or are expected to close.

(b)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(c)	Effective January 1, 2009 the results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(d)	Dean Foods acquired the Alpro Division of Vandemoortele, N.V. on July 2, 2009. In contemplation of the transaction, we entered into a forward contract to purchase 325.0 million Euros to hedge the acquisition price. As a result of foreign exchange fluctuations between the Euro and U.S. dollar, we recognized a net gain for financial reporting purposes. The adjustment reflects the elimination of such gain.

(e)	On April 2, 2007, we recapitalized our balance sheet through the completion of a new $4.8 billion secured credit facility and return of $1.94 billion to shareholders of record on March 27, 2007 through a $15 per share special cash dividend. The adjustment reflects the elimination of costs incurred in connection with the special cash dividend.

(f)	The adjustment reflects the income tax impact for income from continuing operations before income taxes adjustments (a) through (e).

(g)	The adjustment reflects the net income (loss) associated with previously reported discontinued operations.

(Tables to follow)

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DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Three months ended December 31,		Three months ended December 31,
	2009	2008	2009		2008

Net sales	$3,000,657	$3,080,425	$3,000,657		$3,080,425
Cost of sales	2,195,598	2,294,785	2,195,598		2,294,785

Gross profit	805,059	785,640	805,059		785,640
Operating costs and expenses:
Selling and distribution	487,975	449,605	487,975		449,605
General and administrative	173,938	141,266	167,092	(a)	141,266
Amortization of intangibles	3,243	4,787	3,243		4,787
Facility closing and reorganization costs	4,197	6,388	—	(b)	—	(b)
Loss attributable to noncontrolling interest in Hero JV	—	—	(3,876	)(c)	—

Total operating costs and expenses	669,353	602,046	654,434		595,658

Operating income	135,706	183,594	150,625		189,982

Interest expense	58,720	73,054	58,720		73,054
Other (income) expense, net	158	418	158		418

	—

Income from continuing operations before income taxes	76,828	110,122	91,747		116,510

Income taxes	33,928	42,742	34,241	(f)	45,238	(f)

Income from continuing operations	42,900	67,380	57,506		71,272
Income (loss) from discontinued operations, net of tax	327	(1,019)	—	(g)	—	(g)

Net income	43,227	66,361	57,506		71,272
Net loss attributable to noncontrolling interest	7,039	—	—	(c)	—

Net income attributable to Dean Foods Company	$50,266	$66,361	$57,506		$71,272

Average common shares:
Basic	180,572	153,967	180,572		153,967
Diluted	182,791	156,127	182,791		156,127

Net Income attributable to Dean Foods Company per share:
Basic	$0.28	$0.43	$0.32		$0.46
Diluted	$0.27	$0.42	$0.31		$0.46

DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Twelve months ended December 31,		Twelve months ended December 31,
	2009	2008	2009		2008

Net sales	$11,158,388	$12,454,613	$11,158,388		$12,454,613
Cost of sales	8,042,401	9,509,359	8,042,401		9,509,359

Gross profit	3,115,987	2,945,254	3,115,987		2,945,254

Operating costs and expenses:
Selling and distribution	1,826,935	1,817,690	1,826,935		1,817,691
General and administrative	627,132	486,278	598,982	(a)	486,277
Amortization of intangibles	9,637	9,838	9,637		9,838
Facility closing and reorganization costs	30,162	22,758	—	(b)	—	(b)
Loss attributable to noncontrolling interest in Hero JV	—	—	(12,461	)(c)	—

Total operating costs and expenses	2,493,866	2,336,564	2,423,093		2,313,806

Operating income	622,121	608,690	692,894		631,448

Interest expense	246,494	308,080	246,494		308,080
Other (income) expense, net	(4,196)	933	(29	) (d)	362	(e)

	—

Income from continuing operations before income taxes	379,823	299,677	446,429		323,007

Income taxes	152,065	114,837	170,714	(f)	123,777	(f)

Income from continuing operations	227,758	184,840	275,715		199,230
Income (loss) from discontinued operations, net of tax	89	(1,070)	—	(g)	—	(g)

Net income	227,847	183,770	275,715		199,230
Net loss attributable to noncontrolling interest	12,461	—	—	(c)	—

Net income attributable to Dean Foods Company	$240,308	$183,770	$275,715		$199,230

Average common shares:
Basic	170,987	149,267	170,987		149,267
Diluted	173,858	153,396	173,858		153,396

Net Income attributable to Dean Foods Company per share:
Basic	$1.41	$1.23	$1.61		$1.33
Diluted	$1.38	$1.20	$1.59		$1.30

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations			$658,911		$719,258
Additions to property, plant and equipment			(268,215)		(256,965)

Free cash flow provided by continuing operations			$390,696		$462,293

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$47,632	$35,979
Other current assets	1,581,337	1,445,214

Total current assets	1,628,969	1,481,193

Property, plant and equipment, net	2,108,879	1,821,892

Intangibles and other assets	4,106,093	3,737,107

Total Assets	$7,843,941	$7,040,192

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,230,173	$1,111,741

Total long-term debt, including current portion	4,228,979	4,489,251

Other long-term liabilities	1,017,557	880,966

Dean Foods stockholders’ equity	1,351,946	558,234
Noncontrolling interest	15,286	—

Total stockholders’ equity	1,367,232	558,234

Total Liabilities and Stockholders’ Equity	$7,843,941	$7,040,192

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Twelve months ended December 31,
	2009	2008
Operating Activities
Net cash provided by continuing operations	$658,911	$719,258
Net cash used in discontinued operations	(238)	(1,304)

Net cash provided by operating activities	$658,673	$717,954

Investing Activities
Additions to property, plant and equipment	(268,215)	(256,965)
Payments for acquisitions, net of cash received	(581,211)	(95,851)
Proceeds from sale of fixed assets	8,833	11,329

Net cash used in investing activities	(840,593)	(341,487)

Financing Activities
Net repayment of debt	(275,163)	(800,287)
Issuance of common stock	454,326	419,663
Capital contribution from noncontrolling interest	12,708	—
Other	894	7,581

Net cash used in financing activities	192,765	(373,043)

Effect of exchange rate changes on cash and cash equivalents	808	—

Increase in cash and cash equivalents	11,653	3,424
Beginning cash balance	35,979	32,555

Ending cash balance	$47,632	$35,979

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended December 31, 2009
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	(Income) Loss Discontinued Operations (g)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct	$146,457	$—	$—	$—	$—	$146,457
WhiteWave-Morningstar	56,980	—	—	3,876	—	60,856
Corporate	(63,534)	6,846	—	—	—	(56,688)
Facility closing and reorganization costs	(4,197)	—	4,197	—	—	—

Total operating income	$135,706	$6,846	$4,197	$3,876	$—	$150,625

Net income attributable to Dean Foods Company (f) (g)	$50,266	$4,567	$3,000	$—	$(327)	$57,506

Diluted earnings per share	$0.27	$0.03	$0.01	$—	$—	$0.31

	Three months ended December 31, 2008
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	(Income) Loss Discontinued Operations (g)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct	$165,708	$—	$—	$—	$—	$165,708
WhiteWave-Morningstar	69,370	—	—	—	—	69,370
Corporate	(45,096)	—	—	—	—	(45,096)
Facility closing and reorganization costs	(6,388)	—	6,388	—	—	—

Total operating income	$183,594	$—	$6,388	$—	$—	$189,982

Net income attributable to Dean Foods Company (f) (g)	$66,361	$—	$3,892	$—	$1,019	$71,272

Diluted earnings per share	$0.42	$—	$0.03	$—	$0.01	$0.46

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Twelve months ended December 31, 2009
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	Other Adjustments (d)(g)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct	$642,405	$—	$—	$—	$—	$642,405
WhiteWave-Morningstar	243,903	—	—	12,461	—	256,364
Corporate	(234,025)	28,150	—	—	—	(205,875)
Facility closing and reorganization costs	(30,162)	—	30,162	—	—	—

Total operating income	$622,121	$28,150	$30,162	$12,461	$—	$692,894

Net income attributable to Dean Foods Company (f) (g)	$240,308	$18,812	$19,245	$—	$(2,650)	$275,715

Diluted earnings per share	$1.38	$0.11	$0.11	$—	$(0.02)	$1.59

	Twelve months ended December 31, 2008
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	Other Adjustments (e)(g)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct	$591,314	$—	$—	$—	$—	$591,314
WhiteWave-Morningstar	205,382	—	—	—	—	205,382
Corporate	(165,248)	—	—	—	—	(165,248)
Facility closing and reorganization costs	(22,758)	—	22,758	—	—	—

Total operating income	$608,690	$—	$22,758	$—	$—	$631,448

Net income attributable to Dean Foods Company (f) (g)	$183,770	$—	$14,037	$—	$1,423	$199,230

Diluted earnings per share	$1.20	$—	$0.09	$—	$0.01	$1.30